Exhibit 2.1
***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
LIMITED LIABILITY COMPANY
INTEREST ASSIGNMENT AGREEMENT
This Limited Liability Company Interest Assignment Agreement (this “Assignment”) is entered into as of March 15, 2009 by and between Cell Therapeutics, Inc., a Washington corporation (“CTI”), and Spectrum Pharmaceuticals, Inc., a Delaware corporation (“SPPI”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the LLC Agreement (as defined below).
RECITALS
A. CTI and SPPI have entered into the Amended and Restated Limited Liability Company Agreement of RIT Oncology, LLC, a Delaware limited liability company (the “LLC”), dated December 15, 2008 (the “LLC Agreement”).
B. Pursuant to Section 11.3 of the LLC Agreement, CTI has the right, subject to the terms and conditions thereof, to exercise the Sale Option to sell all, but not less than all, of its Membership Interest to SPPI.
C. On February 20, 2009, CTI delivered written notice to SPPI of CTI’s exercise of the Sale Option.
D. In connection with the Sale Option, SPPI made payments to or on behalf of CTI as follows on March 2, 2009 (collectively, the “Initial Payment”): (i) Five Million Four Hundred Sixty-Nine Thousand Dollars ($5,469,000) to CTI; (ii) Seven Hundred Fifty Thousand Dollars ($750,000) to [***]; and (iii) Two Hundred Eighty-One Thousand Dollars ($281,000) to [***], in the aggregate of Six Million Five Hundred Thousand Dollars ($6,500,000), which forms a part of the Sale Option Purchase Price (as defined below).
E. In connection with the consummation of the Sale Option, CTI has proposed, for its own business purposes, that SPPI accelerate the payment of the remaining Sale Option Purchase Price on the terms set forth herein, and in consideration thereof, CTI has agreed to, among other things, relinquish its rights to the Milestone Payments (as defined in the Purchase and Formation Agreement, dated as of November 26, 2008, by and among CTI, SPPI and the LLC (the “Purchase and Formation Agreement”)).
F. Based upon the terms and conditions set forth below, CTI desires to sell, assign, transfer and convey its Membership Interest to SPPI and SPPI desires to purchase such Membership Interest in connection with the closing of Sale Option transaction.

ASSIGNMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of CTI and SPPI hereby agrees as follows:
1. Purchase & Sale; Assignment. CTI hereby sells, assigns, transfers and conveys to SPPI, and SPPI hereby purchases, CTI’s 50% Membership Interest in the LLC in consideration for the Sale Option Purchase Price (as such term is defined in Section 2(a) of this Assignment). CTI hereby represents and warrants that such Membership Interest is free and clear of any liens, encumbrances, charges or claims other than the lien in favor of Biogen, pursuant to the Amended and Restated Security Agreement, dated as of December 15, 2008, by and between CTI and Biogen (the “Security Agreement”), a true and complete copy of which has been previously delivered to SPPI.
2. Sale Option Purchase Price.
(a) The “Sale Option Purchase Price” shall be Sixteen Million Five Hundred Thousand Dollars ($16,500,000), plus any LLC Payables (as defined below) minus any CTI Payables (as defined below) which is sometimes referred to herein as the “Adjusted Purchase Price.” CTI and SPPI hereby acknowledge and agree that (i) the provisions of this Section 2 shall govern and satisfy the determination of the aggregate Sale Option Purchase Price (i.e., the Adjusted Purchase Price) as required under Section 11.3(b) of the LLC Agreement, and (ii) the Sale Option Purchase Price has been negotiated and determined by the parties in good faith, on an arm’s length basis, and in reliance on the Transaction Documents and the Orrick Opinion (as such terms are defined below).
(b) In addition to its prior payment of the Initial Payment, SPPI shall pay to CTI Ten Million Dollars ($10,000,000), plus (i) any amounts owed (as of the date hereof) by the LLC to CTI pursuant to obligations under the LLC Agreement (which, for avoidance of doubt, includes any amounts under the CTI Master Services Agreement dated December 15, 2008) (collectively, “LLC Payables”), minus (ii) any amounts owed (as of the date hereof) by CTI to the LLC pursuant to obligations under the LLC Agreement (which, for avoidance of doubt, includes any amounts under the applicable Master Services Agreement) (collectively, “CTI Payables”). In determining the LLC Payables, the CTI Payables or any other amounts for purposes of calculating the Reconciliation Amount (as defined below), all amounts paid or payable by or on behalf of the LLC shall constitute an obligation or liability of the LLC only to the extent such obligation or liability was or will be incurred in accordance with the provisions of the LLC Agreement. Without limiting the generality of the foregoing, neither party shall have any responsibility, financial or otherwise, for up-front payments, sign-on payments, prepayments for services or otherwise under any commitment or contract, unless any such commitment or contract has been incurred in accordance with the provisions of the LLC Agreement.

(c) On the date hereof, SPPI shall deliver to Bank of America N.A., Citi Smith Barney and CTI irrevocable wire instructions, in the respective forms attached hereto as Exhibit A (“Irrevocable Instructions”), instructing such banks to deliver from the accounts of SPPI by wire transfer of immediately available funds an aggregate of Ten Million Dollars ($10,000,000) to the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement of even date hereof by and among CTI, SPPI, and Wells Fargo Bank, N.A., acting as escrow agent (the “Escrow Agent”), a form of which is attached hereto as Exhibit B (the “Escrow Agreement”), and on March 16, 2009 shall cause such banks to deliver by wire transfer of immediately available funds an aggregate of Ten Million Dollars ($10,000,000) to the Escrow Account (and deliver to CTI federal reference numbers confirming the transfers of such funds); provided that SPPI’s failure to deliver the Escrow Amount to the Escrow Account in accordance with this Assignment before the close of business on March 16, 2009 shall at CTI’s option render this Assignment and all other Transaction Documents (as defined below) null and void, with no force or effect; and provided further that CTI shall cause the Escrow Agent to provide to SPPI and CTI written acknowledgement (including by e-mail) of the receipt of such funds in the Escrow Account, and if such written acknowledgement is delivered by the Escrow Agent the immediately foregoing proviso shall be null and void.
(i) in accordance with the Escrow Agreement, on April 3, 2009 (the “First Release Date”), Six Million Five Hundred Thousand Dollars ($6,500,000) shall be automatically and without any further action or notice released to CTI and disbursed from the Escrow Account by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Escrow Agreement; no action, event, change in circumstance, delivery of any notice, including a Dispute Notice (as defined below), or otherwise shall alter or modify the obligation to release and disburse Six Million Five Hundred Thousand Dollars ($6,500,000) of the Escrow Amount to CTI on the First Release Date; and
(ii) in accordance with the Escrow Agreement, on April 15, 2009 (the “Second Release Date”), Three Million Five Hundred Thousand Dollars ($3,500,000) shall be automatically and without any further action or notice released to CTI and disbursed from the Escrow Account by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Escrow Agreement, unless a Reconciliation Notice (as defined below) is jointly delivered by SPPI and CTI to the Escrow Agent or a Dispute Notice (as defined below) is delivered by SPPI to the Escrow Agent (with a copy to CTI), in each case on or prior to 5:00 p.m. PDT on April 10, 2009. If a Reconciliation Notice is timely delivered to the Escrow Agent, then on the Second Release Date, the amounts set forth in such Reconciliation Notice shall be released and disburse to CTI and SPPI in accordance with such notice, which notice shall be consistent with the terms set forth in Section 2(f) hereof. If a Dispute Notice is timely delivered to the Escrow Agent, then on the Second Release Date, Three Million Five Hundred Thousand Dollars ($3,500,000), less the Disputed Amount (as defined below), shall be released to CTI and disbursed from the Escrow Account by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Escrow Agreement. Thereafter, the Disputed Amount shall be released and disbursed only in accordance with, and within two (2) business days following receipt of, a Joint Written Instructions (as defined in the Escrow Agreement) or an Arbitrator Resolution Notice (as defined below). For purposes of this Amendment, “business day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of San Francisco are permitted or required to close by any governmental rule.

(d) SPPI and CTI each agree to cooperate in good faith and as expeditiously as possible following the date hereof (including, without limitation, providing full cooperation in reconciling any potential outstanding Zevalin®-related accounts payable of CTI) to jointly determine, by no later than April 10, 2009, (i) any LLC Payables, (ii) any CTI Payables, and (iii) any outstanding Zevalin®-related “Excluded Liabilities” (as defined in the Purchase and Formation Agreement) outstanding as of April 1, 2009 (such outstanding Excluded Liabilities, the “CTI Outstanding Excluded Liabilities”). CTI shall deliver to SPPI a schedule of CTI Outstanding Excluded Liabilities no later than April 3, 2009. For the avoidance of doubt, the parties agree that “CTI Outstanding Excluded Liabilities” shall not include and the following amounts shall in no way be allocated to or be the responsibility of CTI: (i) any purchase price amortization or any other allocation of costs associated with the LLC’s acquisition of the Zevalin® business line, (ii) any amounts owed to [***] in excess of $397,000 (of which $281,000 has already been paid to such third party as part of the Initial Payment, and CTI hereby represents and warrants that no obligations to such creditor has been incurred since the formation of the JV), and (iii) any obligation related to Zevalin incurred by CTI in compliance with the LLC Agreement on behalf of the LLC on or after December 15, 2008 and prior to the date hereof (acknowledging that items in (iii) may constitute a CTI Payable if and to the extent applicable).
(e) The parties agree that (i) one hundred percent (100%) of liabilities related to the [***] Payment (as defined in the Purchase Agreement) that accrued from December 21, 2007 to December 14, 2008 (the “CTI Ownership Period”) shall be the sole responsibility of CTI; (ii) one hundred percent (100%) of liabilities related to the [***] Payment that accrued from December 15, 2008 to the date hereof (such period, the “JV Period”) shall be the responsibility of the LLC (as constituted immediately prior to the Effective Time), and (iii) one hundred percent (100%) of liabilities related to the [***] Payment that accrue from and after the Effective Time (the “Spectrum Ownership Period”) shall be the sole responsibility of SPPI; provided, however, in no event will the liability of the LLC pursuant to clause (ii) above exceed Three Million Three Hundred Thousand Dollars ($3,300,000) in the aggregate, and in no event will the liability of SPPI under clause (iii) above exceed the excess, if any of Three Million Three Hundred Thousand Dollars ($3,300,000) over the liability of the LLC pursuant to clause (ii) above, with, in each case, CTI retaining one hundred percent (100)% of the [***] Payment in excess of Three Million Three Hundred Thousand Dollars ($3,300,00). For purposes of calculating the Reconciliation Amount and determining the payment obligations of the parties hereto, the determination of the date on which a [***] Payment shall be deemed to have “accrued”, as such term is used in this Section 2(e), shall be determined in accordance with the accounting principles set forth in the LLC Agreement.
(f) If CTI and SPPI jointly determine the amount of the LLC Payables, CTI Payables and the CTI Outstanding Excluded Liabilities, then the “Reconciliation Amount” shall be determined as follows: Three Million Five Hundred Thousand Dollars ($3,500,000), plus the amount of the LLC Payables, minus the amount of the CTI Payables, minus the amount of the CTI Outstanding Excluded Liabilities. If the Reconciliation Amount exceeds Three Million Five Hundred Thousand Dollars ($3,500,000), then on the Second Release Date SPPI shall (i) take no action to prevent, impede, impair or delay the release of Three Million Five Hundred Thousand Dollars ($3,500,000) from the Escrow Account to CTI, (ii) pay the amount by which the Reconciliation Amount exceeds Three Million Five Hundred Thousand Dollars ($3,500,000) to CTI by wire transfer of immediately available funds to the account of CTI as designated in the Escrow Agreement, and (iii) pay CTI’s vendors the applicable portion of the CTI Outstanding Excluded Liabilities, all in accordance with a schedule agreed to between SPPI and CTI (and shall promptly provide evidence thereof to CTI). If the Reconciliation Amount is less than Three Million Five Hundred Thousand Dollars ($3,500,000), then prior to the Second Release Date, then (i) SPPI and CTI shall deliver a Joint Written Instruction (as defined in the Escrow Agreement) to the Escrow Agent identifying the Reconciliation Amount (the “Reconciliation Notice”) and instructing the Escrow Agent to release and disburse from the Escrow Account on the Second Release Date (A) the Reconciliation Amount to CTI by wire transfer of immediately available funds, and (B) the balance of the Escrow Amount (including any Interest Income (as defined in the Escrow Agreement)) to SPPI; and (ii) SPPI shall pay CTI’s vendors the applicable portion of the CTI Outstanding Excluded Liabilities, all in accordance with a schedule agreed to between SPPI and CTI (and shall promptly provide evidence thereof to CTI).
***	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(g) If SPPI and CTI cannot mutually agree upon the Reconciliation Amount by April 10, 2009, then SPPI may deliver written notice to the Escrow Agent (with a copy to CTI) (a “Dispute Notice”) identifying the amount thereof that is in dispute (the “Disputed Amount”). The Disputed Amount shall be determined in good faith and shall only include and be limited to LLC Payables, CTI Payables or CTI Outstanding Excluded Liabilities that are specifically in dispute between SPPI and CTI. Accordingly, on the Second Release Date, the undisputed amount, i.e., Three Million Five Hundred Thousand Dollars ($3,500,000), plus the amount of all undisputed LLC Payables, minus the amount of all undisputed CTI Payables, minus the amount of all undisputed CTI Outstanding Excluded Liabilities and minus the Disputed Amount, shall be released and disbursed to CTI in accordance with the Escrow Agreement, and SPPI and CTI shall promptly execute and deliver Joint Written Instructions to the Escrow Agent instructing it to release and disburse such undisputed amount to CTI by wire transfer of immediately available funds in accordance with the wire transfer instructions provided in the Escrow Agreement.
(h) If SPPI and CTI cannot mutually agree upon the Reconciliation Amount by April 10, 2009, then either CTI or SPPI may refer the resolution of the Disputed Amount to JAMS/Endispute LLC (“JAMS”) for mandatory binding arbitration (the “Arbitrator”) to resolve any remaining disagreements between the parties with respect to the Disputed Amount pursuant to the Federal Arbitration Act. Arbitration shall be held in San Francisco, California. JAMS shall employ such processes as it deems necessary to appoint a single neutral arbitrator (with substantial accounting or finance experience) within two (2) days of such referral, and SPPI and CTI each waive any and all rights of objection to such appointment on any and all grounds whatsoever other than arbitrator bias or conflicts of interest. The Arbitrator must decide all issues with respect to the resolution of the Disputed Amount no later than ten (10) business days after the date of its engagement or, if JAMS refuses to accept the referral on such schedule, the shortest period longer than ten (10) business days for which it is willing to accept the referral (as applicable, the “Completion Due Date”), whereupon the Arbitrator shall render to the parties its written determination of the Disputed Amount in the form of an arbitration award, which award shall not be a reasoned opinion, and which award shall clearly and expressly designate the portion, if any, of the Disputed Amount that is payable to CTI (any such amount, the “CTI Final Payment”), or if no such amount is payable to CTI, so stating the same. The Arbitrator shall, concurrently with rendering its written determination to CTI and SPPI, deliver a written notice to the Escrow Agent (an “Arbitrator Resolution Notice”) expressly identifying the CTI Final Payment, if any (or if there is no CTI Final Payment due, so stating), with a copy to each of SPPI and CTI. SPPI and CTI confer on the Arbitrator any and all authority that the Arbitrator deems necessary, in its sole discretion, to be capable of rendering and to render the arbitration award within such timeframe, including ordering specific actions or submissions of the parties and awarding sanctions against any party for failure to timely comply with obligations hereunder or for any acts that cause delay or obstruction, without requiring any showing that such acts are willful, intentional, negligent or with fault. Additionally, for the purpose of achieving full compliance of the parties and a timely decision by the Arbitrator, and to deter any motive to delay proceedings, the Arbitrator is further authorized to find against any party on any issue, or on all issues, as justice or fairness require, if the Arbitrator finds that a party has not been strictly and completely timely in compliance with its obligations, or has not provided full and complete cooperation in the arbitration process. The Arbitrator’s written determination of the Disputed Amount and arbitration award shall be final, binding, conclusive and non-appealable on the parties for the purposes hereof and all other purposes, and the award shall itemize the Arbitrator’s determination of the adjustments. CTI and SPPI each expressly waive and relinquish any right of appeal or protest that any such party might have with respect to the arbitration proceedings or the arbitration award, including but not limited to any appeal based on arbitrator bias, prejudice, or conflicts of interest. Except as otherwise set forth in this Amendment, SPPI and CTI shall each pay half of the fees and expenses charged by the Arbitrator. The parties acknowledge that the principal and overriding purpose of this provision for dispute resolution is to achieve a final determination of any Disputed Amount as soon as possible, and in consequence, the parties stipulate and agree that the authority to delay, postpone, continue any date or hearing, or to take any other decision or action that undermines or threatens the timely conclusion of the arbitration as contemplated herein shall be beyond the discretion, authority and jurisdiction of the Arbitrator. Additionally, to achieve its principal purpose, and only to the extent necessary to achieve its principal purpose, the Arbitrator shall not permit any discovery of documents nor any depositions, but shall have such authority to compel actions and the provision of documents, data, and other information that the Arbitrator determines, in its exercise of discretion, are reasonable and necessary for a prompt and just determination within the prescribed time. Under no circumstances shall the Arbitrator deliver its final determination and arbitration award later than the Completion Due Date.
(i) The Arbitrator Resolution Notice shall state whether or not the Arbitrator has concluded that one party was substantially more unreasonable than the other in the positions taken as to disputed amounts, and, if the Arbitrator has so concluded, the name of such party. If the Arbitrator so names a party, that party shall, notwithstanding Section 2(h), bear and promptly pay 100% of the fees and expenses charged by the Arbitrator, including without limitation reimbursing the other party if it has already paid any portion of such fees and expenses.
(j) If it is determined pursuant to Section 2(f) that the aggregate amount of the CTI Payables and the CTI Outstanding Excluded Liabilities, less the LLC Payables, equals or exceeds Three Million Five Hundred Thousand Dollars ($3,500,000), then within two (2) business days after such determination, (i) the entire remaining Escrow Amount (as defined in the Escrow Agreement) shall be released to SPPI, (ii) CTI shall pay SPPI the amount of any such excess, in each case by wire transfer of immediately available funds, and (iii) SPPI shall pay CTI’s vendors the applicable portion of the CTI Outstanding Excluded Liabilities, all in accordance with a schedule agreed to between SPPI and CTI (and shall promptly provide evidence thereof to CTI).
(k) If it is determined pursuant to Section 2(f) that the aggregate amount of the LLC Payables less CTI Payables and the CTI Outstanding Excluded Liabilities equals or exceeds Three Million Five Hundred Thousand Dollars ($3,500,000), then within two (2) business days after such determination, (i) the entire remaining Escrow Amount (less Interest Income (as defined in the Escrow Agreement)) shall be released to CTI, (ii) SPPI shall pay CTI the amount of any such excess, in each case by wire transfer of immediately available funds, and (iii) SPPI shall pay CTI’s vendors the applicable portion of the CTI Outstanding Excluded Liabilities, all in accordance with a schedule agreed to between SPPI and CTI (and shall promptly provide evidence thereof to CTI).

3. Effective Time. The sale, assignment, transfer and conveyance of CTI’s Membership Interest as set forth herein shall be effective on the date hereof (the “Effective Time”), upon the concurrent delivery of (i) this Assignment by CTI and SPPI, (ii) the Escrow Agreement by each of the parties thereto, (iii) the Irrevocable Instructions by CTI to the Bank and CTI, (iv) the Mutual Release of Claims of even date hereof by each of CTI and SPPI (the “Release”), (v) the Letter Agreement of even date hereof regarding contacting certain creditors of CTI by each of CTI and SPPI (the “Creditor Letter Agreement”), (vi) the Letter Agreement of even date hereof regarding royalty payments by CTI (the “Royalty Letter Agreement”), by each of CTI and SPPI, (vii) the Letter Agreement of even date hereof regarding the amendment of that certain Master Services Agreement dated December 15, 2008, by each of CTI and SPPI (the “MSA Letter Agreement”), (viii) the legal opinion of Orrick, Herrington & Sutcliffe LLP, counsel to CTI, issued to SPPI on the date hereof pursuant to Section 11.3(d) of the LLC Agreement (the “Orrick Opinion”), (ix) the officer’s certificate of SPPI, dated the date hereof, delivered to CTI certifying that the transactions contemplated hereunder have been duly authorized (the “SPPI Officer’s Certificate”), and (x) the officer’s certificate of CTI, dated the date hereof, delivered to SPPI pursuant to Section 11.3(d) of the LLC Agreement (the “CTI Officer’s Certificate”, together with this Assignment, the Escrow Agreement, the Release, the Creditor Letter Agreement, the Royalty Letter Agreement, the MSA Letter Agreement, and the SPPI Officer’s Certificate, collectively, the “Transaction Documents”); provided that SPPI’s failure to deliver the Escrow Amount to the Escrow Account in accordance with this Assignment before the close of business on March 16, 2009 shall at CTI’s option render this Assignment and all other Transaction Documents null and void, with no force or effect; and provided further that CTI shall cause the Escrow Agent to provide to SPPI and CTI written acknowledgement (including by e-mail) of the receipt of such funds in the Escrow Account, and if such written acknowledgement is delivered by the Escrow Agent the immediately foregoing proviso shall be null and void.
4. CTI Withdrawal from LLC. CTI hereby confirms that, upon the Effective Time, CTI shall cease to be a Member of the LLC or have any Membership Interest therein.
5. Termination of Contracts. As of the Effective Time:
(a) CTI and SPPI each hereby agree and consent that: (i) the Spectrum Pharmaceuticals, Inc. Limited Liability Company Interest Pledge Agreement, dated as of December 15, 2008 between SPPI and CTI is hereby terminated and is of no further force or effect, and any and all security interests and other rights granted thereunder are hereby automatically released and terminated in full without any further action by any of the parties thereto; and (ii) the Cell Therapeutics Inc. Limited Liability Company Interest Pledge Agreement, dated as of December 15, 2008 between SPPI and CTI, is hereby terminated and is of no further force or effect, and any and all security interests and other rights granted thereunder are hereby automatically released and terminated in full without any further action by any of the parties thereto. Each of SPPI and CTI agrees that it will promptly take all actions reasonably necessary, including filing UCC termination statements in any necessary jurisdiction(s), to reflect the termination of its security interest under the above reference pledge agreements and its interest in the collateral named therein.

(b) CTI hereby agrees that it hereby fully and unconditionally waives any right that it may now or in the future have under the Purchase and Formation Agreement, with respect to any “Milestone Payment” or “Milestone Payments” (as such terms are defined in the Purchase and Formation Agreement) or the payment thereof, whether pursuant to Section 2.1, Section 3.1 or Section 3.2 of the Purchase and Formation Agreement or otherwise, and CTI hereby releases and forever discharges the Spectrum Released Parties (as defined in the Release) from ever making or being required to make any such “Milestone Payment” or “Milestone Payments” in accordance with the terms of the Purchase and Formation Agreement or otherwise. CTI, SPPI and the LLC each hereby agree that the Purchase and Formation Agreement is hereby deemed for all purposes to be amended to delete Section 3.2 thereof (entitled “Milestone Payments”) in its entirety and to delete all other references to “Milestone Payment” or “Milestone Payments” in the Purchase and Formation Agreement. CTI further agrees that all obligations of the LLC and/or SPPI with respect to the payment of the “Purchase Price” (as defined in the Purchase and Formation Agreement”) shall be deemed to be satisfied in full as of the date hereof (in part, by the waiver of the Milestone Payment hereunder), and CTI shall have no further claims or rights with respect thereto; provided, however, that nothing herein shall affect CTI’s or SPPI’s rights under the Transaction Documents.
(c) All respective rights and obligations of CTI to SPPI and/or the LLC under the LLC Agreement, as well as all respective rights and obligations of SPPI and/or the LLC to CTI under the LLC Agreement, in each case other than any such rights and obligations under the Preserved Provisions, are and shall be of no further force or effect from and after the date hereof. For the purposes of this Assignment, the term “Preserved Provisions” shall mean the following articles and sections of the LLC Agreement: Section 2.6, Section 2.7, Article 4, Section 7.8 (SPPI hereby acknowledging that CTI as the Exited Member as of the date hereof is engaged in the business of developing pixantrone, OPAXIO and brostallicin, none of which are competitive with the Product), Section 7.9, Section 7.10, Section 7.13, Article 8, Article 10, Section 13.1(b), Section 13.4 and Article 14 (insofar, and only insofar, as the provisions of such Article 14 are relevant to any other Preserved Provisions). For the avoidance of doubt, nothing in this Section 5(c) (including the continuance of the Preserved Provisions) shall (i) modify or otherwise affect the fact that, in accordance with this Assignment, upon the Effective Time, CTI shall cease to be a Member of the LLC or have any Membership Interest therein, or (ii) prohibit, limit, or otherwise modify any claim that may now or in the future exist against CTI or SPPI under the LLC Agreement or otherwise for theft, conversion, misappropriation or knowing fraud committed by any such party.
6. Assignment of Contracts. In connection with the consummation of the Sale Option, as of the Effective Time, CTI hereby assigns, transfers, conveys and delivers to SPPI all of CTI’s rights, title and interest in and to the Security Agreement and the Guarantee dated December 15, 2008 executed by CTI in favor of Biogen (the “Guarantee”), subject to and in accordance with the terms and conditions thereof, and SPPI hereby accepts the foregoing assignment, transfer, conveyance and delivery and assumes and agrees to observe and perform all of the obligations of CTI expressly set forth in such agreements which arise from and after the Effective Time; provided, however, that SPPI does not assume any obligations that arise due to a breach or default under any such contracts prior to the Effective Time.
7. Reimbursement Obligations. SPPI shall reimburse to CTI one hundred percent (100%) of any amounts paid by CTI pursuant to claims by Biogen or its successor or assigns under the Guarantee, the Security Agreement, the Indemnification Agreement dated December 15, 2008 by and between the LLC and Biogen or any other agreement with Biogen assigned to the LLC pursuant to the Purchase and Formation Agreement, or in connection with CTI’s interest or ownership of the Zevalin product line prior to and including the date hereof, in each case to the extent and only to the extent any such claims arise after the Effective Time. SPPI shall promptly pay any reimbursement to CTI pursuant to this Section 7 upon presentment of reasonably satisfactory evidence by CTI to SPPI of any amounts due with respect to such reimbursement.

8. Covenant for Prompt Delivery Accounts Receivables. To the extent that SPPI receives payment for any product or services that was sold or provided by CTI prior to December 15, 2008 (whether received in the LLC lockbox or otherwise), SPPI shall (and SPPI shall cause the LLC to) promptly transfer to CTI any such payments received by SPPI or the LLC within three (3) business days of its receipt. CTI will provide SPPI a schedule of receivables for products and services sold or provided by CTI during the CTI Ownership Period within two (2) business days after the date hereof. Similarly, to the extent that CTI receives payment for any product or services that was sold or provided by the LLC after December 15, 2008, CTI shall transfer to the LLC any such payments received by CTI within three (3) business days of receipt. SPPI hereby acknowledges and agrees that prior to the date hereof it engaged CTI to perform services in connection with the preparation of certain financial audits for the benefit of SPPI. Any amounts invoiced in connection with such services shall not be treated as an LLC Payable or subject to the Reconciliation Amount and shall be paid directly from SPPI to CTI as of the date hereof.
9. Cooperation Covenants. Each of SPPI and CTI agrees to use its commercially reasonable efforts from and after the date hereof and for a period of thirteen (13) months thereafter to provide the other party and its representatives (including any independent auditors engaged by the other party) with such cooperation (including with respect to providing any management representation or similar letters to any such auditors, to the extent SPPI or CTI or their respective officers, as the case may be, is able to provide the representations requested therein without commercially unreasonable burden or cost to SPPI or CTI, as the case may be) as SPPI or CTI or such representatives may reasonably request in connection with the preparation of any financial statements related to the LLC and the Zevalin business that are required under applicable law to be filed with the Securities and Exchange Commission. CTI and SPPI each agree to cooperate in good faith after the Effective Time with respect to any matters reasonably required for the LLC to continue distributing Zevalin without interruption and obtain any required distribution licenses under applicable law. CTI shall maintain its state distribution licenses for as long as required for the LLC or SPPI to obtain all the necessary distribution licenses to distribute Zevalin in all U.S. states and territories. In any case, CTI agrees not to cause, in whole or in part, whether by act, omission or delay thereof, any stoppage or disruption to the distribution of Zevalin in, to or within any U.S. state or territory.
10. Assignment. Each party may (without the consent of the other party but with prior written notice thereto) assign or otherwise transfer this Assignment and its rights and obligations hereunder to a successor or assign by reason of merger (whether by forward triangular merger, reverse triangular merger or otherwise), sale of all or substantially all of the company’s assets or securities, reorganization, recapitalization, consolidation or any similar transaction.
11. Amendment. This Amendment may not be amended except by an instrument in writing signed by each party hereto.

12. Notice. Notices, requests, or other communications required or permitted to be given by either party pursuant to the terms of this Amendment shall be given in writing to the respective parties to the following addresses:
if to CTI:
Cell Therapeutics, Inc.
501 Elliott Avenue Suite 400
Seattle, WA 98119
Telephone: (206) 284-5774
Facsimile: (206) 284-6114
Attn: James A. Bianco, M.D.
with a copy to:
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Telephone: (415) 773-5700
Facsimile: (415) 773-5759
Attn: Karen A. Dempsey, Esq.
if to SPPI:
Spectrum Pharmaceuticals, Inc.
157 Technology Drive
Irvine, CA 92618
Telephone: (949) 788-6700
Facsimile: (949) 788-6706
Attn: Legal Department
with a copy to:
Bingham McCutchen LLP
600 Anton Blvd., 18th Floor
Costa Mesa, CA 92626
Telephone: (714) 830-0600
Facsimile: (714) 830-0700
Attn: Robert C. Funsten, Esq.
or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Each such notice, request or other communication shall be given by: (i) hand delivery; (ii) by certified mail; or (iii) nationally recognized courier service. Each such notice, request or communication shall be effective when delivered at the address specified in this Section 12 (or in accordance with the latest unrevoked direction from the receiving party in accordance herewith).
13. Governing Law. This Assignment shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
14. Headings. The subject headings or captions of the paragraphs in this Assignment are inserted for convenience of reference only and shall not affect the meaning, construction or interpretation of any provisions contained herein.

15. Counterparts. This Assignment may be executed and delivered (including by facsimile or other electronic transmission of this Assignment or the signature page hereof) in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
16. Further Assurances.
(a) If at any time after the date hereof CTI or SPPI may consider that any instruments of conveyance, assignments, filings, assurances or any other actions are reasonably necessary or desirable to vest, perfect or confirm the sale, transfer, assignment, conveyance and delivery (of record or otherwise) of the Membership Interest of CTI to SPPI as contemplated herein and otherwise in connection with the consummation of the Sale Option, CTI shall execute and deliver all instruments of conveyance, filings, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by SPPI in order to vest, perfect or otherwise confirm the sale, transfer, conveyance and delivery of the Membership Interest of CTI to SPPI or otherwise to carry out the transactions contemplated by this Assignment or the consummation of the Sale Option transaction.
(b) Each of SPPI and CTI hereby represents and warrants to the other party that (i) it has complied with its obligations under Section 6.14 and Section 6.16 of the LLC Agreement, (ii) no funds of the LLC have been commingled with its funds, (iii) on or before the date hereof CTI has caused all signing and similar authority under all bank and similar accounts of the LLC that CTI (or any of its employees) previously had signing or similar authority under to be terminated, and (iv) all funds of the LLC that were at any time in SPPI or CTI’s possession or control have been transferred to the bank or similar accounts of the LLC. CTI further covenants with SPPI and the LLC that any funds or assets of the LLC that come into the possession or control of CTI on or after the date hereof will not be commingled with the funds or assets of CTI, that CTI will have the responsibility for the safekeeping of any such funds and assets while the same are under CTI’s possession or control, and that CTI will promptly convey any such funds and assets to the LLC. SPPI further covenants with CTI that any funds or assets of CTI that come into the possession or control of SPPI on or after the date hereof will not be commingled with the funds or assets of SPPI or the LLC, that SPPI and the LLC will have the responsibility for the safekeeping of any such funds and assets while the same are under SPPI or the LLC’s possession or control, and that SPPI will (or will cause the LLC to) promptly convey any such funds and assets to CTI.
(c) CTI hereby expressly confirms and reaffirms its continuing obligation under Section 12.2 of the Purchase Agreement to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by the Purchase Agreement (including, as applicable, upon the request of the other party).
(d) Time is of the essence of this Section 16.

17. Confidential Treatment Requests. Prior to filing any agreement, contract or other document related to the LLC or the formation and business thereof (and which was entered into by or among CTI, SPPI, the LLC, or any of them, on or prior to the date hereof) with the Securities and Exchange Commission, each of CTI and SPPI will consult with the other with respect to such anticipated filing at least three (3) Business Days prior to the anticipated filing date thereof, each of CTI and SPPI covenants that they will use their reasonable best efforts to seek confidential treatment (pursuant to the applicable rules and regulations of the Securities and Exchange Commission) of any information contained in any such agreement, contract or other document that is reasonably requested by the other party. In connection with the foregoing, CTI and SPPI agree to use their respective reasonable best efforts to seek such confidential treatment of the items identified in the attached Exhibit C in connection with any required filing of the related documents with the Securities and Exchange Commission. Nothing herein is intended to supersede or otherwise alter or affect any confidentiality or similar obligations any party hereto may have pursuant to applicable law, contract or otherwise.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date and year first above written.

CELL THERAPEUTICS, INC.
By:	/s/ James A. Bianco
James A. Bianco, M.D.
Chief Executive Officer

SPECTRUM PHARMACEUTICALS, INC.
By:	/s/ Shyam Kumaria
Shyam Kumaria
Vice President, Finance
Signature Page to Assignment Agreement

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